Expion360 Year-End 2022 Letter to Shareholders

December 28, 2022

Dear Fellow Shareholder,

As 2022 comes to a close and we reflect on the many things Expion360 has accomplished, it has undoubtedly been our best year yet.

To be sure, we've had our fair share of challenges as we worked to scale the business, but the strong foundation we laid across our organization over the past year has set the stage for many great things to come. Given our extensive product development and sales pipeline, we believe we are just at the beginning of a long growth curve ahead.

We began 2022 gearing up for our IPO on the Nasdaq Capital Market. We anticipated a Nasdaq IPO would not only provide growth capital, but also a higher level of prestige as we solicited new customers. It would also better enable us to attract new talent as well as pursue strategic acquisitions and new partnerships.

After much preparation, our IPO launched in April and we raised $15.7 million in net proceeds. We greatly appreciate our new shareholders who made the IPO so successful and especially for their vote of confidence in our capabilities and plans to grow Expion360 into an industry leader.

We are also thankful to the independent directors who have joined our board, and for the many years of experience and accomplishments in business and the capital markets they bring to the table. We were also fortunate to have an experienced CFO as well as new chief accounting officer join our team. Together, they have strengthened our financial operations in preparation for the quarters ahead.

After a record year in 2021, with revenue up 187% to $4.5 million, we started 2022 off strong. We generated record revenue of $2.2 million in the first quarter, up 144% over the same year-ago period. After another two quarters of year-over-year record growth, we achieved $7.0 million in trailing 12-month revenue at September 30 of this year.

We achieved this despite the headwinds of supply chain concerns, and with run-away inflation and skyrocketing gas prices affecting our current primary markets of RV and marine. This performance was the result of the concerted efforts of our whole team, from engineering and production to sales and shipping, but also driven by increased demand for our industry-leading lithium-ion (Li-ion) batteries and accessories.

In the first half of the year, we had an extraordinarily high level of expense related to our IPO, such as professional fees and issuance of equity-based compensation, which is now behind us. However, with the funds raised from the IPO, in the third quarter we were able to opportunistically increase our component inventory levels to lock-in favorable pricing and ensure that no supply chain bottlenecks would slow down production or shipments in the final quarter of the year and into next.


Expion360 Nationwide Reseller Network

Our revenue growth also demonstrates the positive impact of our broadened distribution channels and expanded customer base of dealers, wholesalers, private-label customers and OEMs which now total more than 213 nationwide.

Key Major Customer Wins

Near the beginning of the year, we signed one of the country's largest RV dealer groups, NYSE-traded Camping World, who then launched the sale and distribution of our Li-ion batteries and accessories throughout their nationwide sales and service network. We also began selling through one of the largest and most well-established battery distribution systems in the U.S. which has a strong reputation among RV and marine sales professionals. Additionally, we began shipping our e360 lithium batteries to another new major customer who provides premium wholesale RV parts and accessories to hundreds of dealers, distribution partners and retailers nationwide.

Last week, we announced another major milestone win with Expion360 selected as the exclusive supplier of lithium-ion batteries for an overland trailer to be branded and sold by a top U.S. sports utility vehicle manufacturer.

Inspired by military ruggedized surveillance trailers and developed by leaders in advanced vehicle engineering, the award-winning overland trailer sets a new benchmark for off-road performance, comfort and clean power capability.

Our state-of-the-art Li-ion batteries have been integrated as a key element of the trailer's onboard electric solar-powered storage system, with this included as standard equipment on the top models.

Overland enthusiasts are always looking for ways to go further and do more in the Great Outdoors, and they can now do it with the most rugged and reliable onboard power system available today powered by Expion360. Our Expion360 batteries will enable overland trailer owners to truly *Power the Pursuit™* of their adventures.

Among all the alternative battery suppliers the trailer manufacturer considered, we believe they found Expion360 to be the best at designing and building batteries that can withstand the toughest outdoor environments, yet in the most energy-dense, compact form factor.

This major exclusive supply agreement with a leading overland trailer manufacturer represents a strong validation of our batteries' superior design and value, as well as the exceptional engineering support we provide our OEM partners. Being part of the North American rollout of an award-winning overland trailer under an esteemed SUV brand also elevates awareness of our brand with consumers. Winning this OEM customer was truly a milestone moment for Expion360 and we look forward to a long and prosperous relationship.

We plan to begin shipments to them in the first quarter of 2023. The trailer is expected to be available for purchase through more than 5,000 SUV dealers across North America starting in the first half of next year.

Growing Market Opportunity

Our successful IPO and these key new wins represent a tremendous validation of the industry-leading quality and innovations we have introduced with our e360 Li-ion battery product line. These wins have elevated our brand presence nationwide and are helping to open doors to new customers and new applications.

We are also now better positioned to capitalize on the ongoing market conversion from conventional lead-acid to lithium batteries as a primary method of power storage. In addition to better power storage over lead acid, our high-power batteries are ideal for replacing gas or propane powered generators.

Due to the significant advancements in Li-ion technology over the last few years, the demand for replacing lead acid batteries with more capable and environmentally friendly Li-ion power storage is rapidly increasing. As a result, we expect to benefit from strong industry tailwinds over the coming years as we continue to expand our product lines and addressable markets.


Li-Ion Battery Market
$ billions
$83.6B
13.6%
CAGR
2021-27
$39.4B
2021
2027

According to industry reports, the Li-ion battery market is projected to reach $83.6 billion by 2027, growing at a 13.6% CAGR. This market expansion is supported by the demand for battery energy storage systems, which is projected to grow even faster at a 27.9% CAGR to reach $15.1 billion in the same year. Underpinning this growth is an increased focus on renewable energy and the ongoing transition to a low-carbon emission economy.

Formula for Success

Since the advent of Li-ion technology, batteries are no longer just simply plug & play. To ensure reliability, safety and high performance, they have to be installed correctly and with the right kind of equipment. We train our customers how to do it right, including how to install the right accessories and bundled packages that ensure compatibility across the entire power system, from the electric generator or solar panel to the power inverter.

So far, we have conducted hundreds of one-on-one Dealer, OEM or distributor training sessions, and we completed more than two dozen over the last several weeks. We also excel at technical support and service after the sale. These two factors, training and service, have together been key to our major customer wins.


EXPION360

We recently appointed new dedicated sales professionals for each of our marine and overland camping market segments. We believe this focused approach will help expand our share and deepen our penetration of these important markets.

Technology Innovation
Our product and sales strategies continue to be led by the ongoing market transition from lead-acid to Li-ion batteries as a primary method of power storage. We believe our advanced-engineered Li-ion batteries offer far greater capacity and space savings compared to lead-acid, as well as superior design, construction and reliability compared to our Li-ion battery competitors.

Since our batteries utilize superior lithium iron phosphate material, they can be expected to have a lifespan of approximately 12 years or three to four times that of most lead-acid batteries. Our typical Li-ion battery also provides three times the power of the standard lead-acid battery despite being half the weight, and they have up to 10 times the number of charging cycles. This makes our Expion360 batteries particularly well-suited for specialty applications that require high load currents and endurance. It also allows outdoor adventurers to enjoy the most beautiful and remote places on Earth even longer.



We believe our strong cost/benefit advantage and smaller form factor versus lead-acid batteries will continue to provide a strong impetus for widespread adoption in new applications and upgrades. This includes for RV and marine as these markets recover, which we still see as a multi-billion-dollar, high-growth market opportunity on its own.

Our customers have told us that they very much like the integrated power storage systems or 'bundles' we have introduced. Our power bundles provide a pre-configured system of hardware, wire harnesses and controllers that installers will know will all work together seamlessly, so they don't need to call various tech support lines to figure out how to configure or troubleshoot the various elements. They can be confident it is all going to work together reliably, and they only need to be trained on the procedure once. Our bundles also represent great retail upsells, which can increase sales and margins for our dealer customers.

In July, we launched a new Expion360 Lithium Power Bundle, an integrated system of Expion360 clean power technologies for installation on an RV or camper that enables control of the electrical power flowing from a roof solar panel down through an Expion360 battery to the inverter. This system is available for installation today at Camping World service centers, and adds to the full range of other products we have been selling through Camping World since the beginning of the year.

Due to the success of this new lithium power bundle, we are continuing to expand the types of power bundles we offer and plan to roll them out through our distribution channels in the coming quarters.

Expanding Capacity & Efficiency
During the year we also took major steps towards onshoring product assembly. This included securing a new 30,000 sf. facility near our headquarters in Redmond, Oregon. The facility now houses our first in-house pack assembly line that is designed to improve our operational efficiencies while creating valuable American jobs.

We recently began installation of new automated assembly line equipment at the facility, and we expect it to become fully operational in the near future. The new state-of-the-art systems will support new custom battery form factors and enhance our quality controls, as well as enable us to transition certain manual processes to automated. It will also help support process development and our expanded R&D program.



We anticipate the automation will increase our production capacity and diversify our component options and related supply chains. We also see it bringing us another step closer to our long-term goal of 100% onshore production, where we envision controlling our own lithium-ion battery cell manufacturing as well as other key component production.

While many companies have been reporting continued supply chain issues, we believe we have been able to successfully navigate these challenges during the year and avoid any significant supply constraints. This has included bolstering our global supply chain by securing a secondary source for lithium-ion phosphate cells from a large supplier based in Europe.

As I mentioned earlier, we have also leveraged our strong cash position to opportunistically increase our inventory levels in anticipation of growing future needs, particularly for the current fourth quarter and in anticipation of the launch of new products in the new year.

Future Growth Initiatives

If we learned anything in 2022, it is the importance of expanding our primary target markets beyond RV and marine. So, throughout the year we have been investing in our future, and working diligently to expand our product offerings and addressable markets.





We are designing and engineering Li-ion batteries for smaller form factors and with more charging cycles, making them ideal for golf carts, electric forklifts, and other industrial applications. New home energy and innovative portable solutions are also on the horizon. These development efforts will further enhance our intellectual property portfolio and ensure we remain at the forefront of Li-ion battery technology.

In support of our new products, and as another major step toward broadening our national reach, is the launch of a new market channel of value-added resellers or VARs. Expion360-certified VARs will offer value-added services to the end user, such as configuration design, installation, technical integration, instruction, maintenance and support.


Artist Rendering
RENEWABLE ENERGY CENTER
E360 Renewable Energy Center

Our VARs may be assigned territories where they can establish their own Expion360 physical showroom/ storefront or a store-within-a-store at their dealership or existing retail location. Or they can sell to a dealer base, such as RV/Marine dealerships, and OEMs. We believe the eye-catching appeal of our batteries are especially suited for in-store displays.


EXPION360
LITHIUM POWER SOLUTIONS

We see our new VAR program enabling more rapid market expansion and greater brand awareness at minimum cost and risk, since our VARs will be responsible for basic costs related to buildout, inventory, marketing, employee hiring and training. We are preparing to officially launch the program before the end of the year and anticipate announcing our first VARs in the first quarter of 2023.

The Road Ahead

Given we have already far exceeded last year's revenue, we are well on track to finish 2022 as another record year. We see this momentum continuing into the new year as we launch new products into additional growing markets. This includes Li-ion power solutions for golf carts and other industrial and commercial applications. We are also working on a new home energy storage product that we are targeting to launch by the fourth quarter of 2023.

We have many investor-focused activities planned for the new year to help bring awareness to Expion360, including presenting at institutional investor conferences and engaging analysts to initiate coverage. We garnered some great local press coverage earlier this year and we plan to continue to pursue media activities that will elevate brand awareness.

We believe we have maintained an attractive capital structure, with outstanding common stock of 6,802,464 shares and a public float of about 3,374,848 shares. Our 858,436 warrants and 859,500 options currently outstanding would, if fully exercised, bring our total outstanding common stock to 8,520,400 shares while generating additional growth capital.



Looking at the road ahead, we are excited about the future and the tremendous opportunities that await. The strength of our balance sheet has enabled us to invest in new product development and to expand our market reach, while ensuring we have the people, equipment and inventory to meet growing demand.

While predicting the future is always challenging, we believe the progress we've made in expanding our customer base and distribution channels, combined with building up our product and sales pipeline, has set the stage for another year of record growth in 2023.

I would like to extend my deepest appreciation to each of our Expion360 team members for their contribution and unwavering commitment to innovation, quality, productivity, and superior customer service. I would also like to thank all of our stockholders and customers for their continued support as we prepare to make next year once again our best year yet.

Yours truly,

John Yozamp
Chairman of the Board &
Chief Executive Officer



Forward-Looking Statements & Safe Harbor Notice

All statements other than statements of historical facts included in this Expion360, Inc. (the “Company”) letter to its shareholders are "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. Generally, such forward-looking statements include statements regarding our expectations, possible or assumed future actions, business strategies, events or results of operations, including statements regarding our expectations or predictions or future financial or business performance or conditions and those statements that use forward-looking words such as "projected," "expect," "possibility" and "anticipate," or similar expressions. The achievement or success of the matters covered by such forward-looking statements involve significant risks, uncertainties, and assumptions. Actual results could differ materially from current projections or implied results. Factors that could cause such differences include those discussed in our filings with the SEC. Investors should read the risk factors set forth in the Company's Prospectus filed with the SEC on April 4, 2022, previous filings, subsequent filings, and future periodic reports filed with the SEC. All of the Company's forward-looking statements are expressly qualified by all such risk factors and other cautionary statements.

The Company cautions that statements and assumptions made in this letter constitute forward-looking statements and make no guarantee of future performance. Forward-looking statements are based on estimates and opinions of management at the time statements are made. The information set forth herein speaks only as of the date hereof. Any forward-looking statements made in this document are effective as of and only on the date of this letter. The Company and its management are under no obligation, and expressly disclaim any obligation, to update, alter or otherwise revise any forward-looking statements following the date of this letter, whether as a result of new information, future events or otherwise, except as required by law.